Exhibit (a)(1)(F)

U.S. Offer to Purchase for Cash
All Outstanding Class A Shares, Class B Shares,
Class C Shares and Class D Shares held by U.S. Persons
and All Outstanding American Depositary Shares
(each representing one Class D Share)

of

YPF Sociedad Anónima

by

Petersen Energía Inversora, S.A.,
Enrique Eskenazi, Sebastián Eskenazi,
Matías Eskenazi Storey and
Ezequiel Eskenazi Storey

Pursuant to the U.S. Offer to Purchase dated September 11, 2008

THIS U.S. OFFER CAN BE ACCEPTED BY HOLDERS OF AMERICAN DEPOSITARY SHARES, BY 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 20, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

September 11, 2008

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated September 11, 2008 (the “U.S. Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal,” and together with the U.S. Offer to Purchase, as amended or supplemented from time to time, the “Offer Documents”) by Petersen Energía Inversora, S.A. (“Purchaser”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain and a direct wholly-owned subsidiary of Petersen Energía Inversora Holding GmbH, a limited liability company (GmbH) organized under the laws of the Republic of Austria (“Holding”), and by Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family”, and together with the Purchaser, the “Bidders”) to purchase (1) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF Sociedad Anónima (“YPF” or the “Issuer”), a corporation organized under the laws of the Republic of Argentina (“Argentina”) (all such shares having par value of 10 Pesos per share, collectively, the “Shares”) held by U.S. Persons and (2) the American Depositary Shares (each representing one Class D Share) (the “ADSs”; and together with the Shares, the “Securities”), at a price of U.S. $49.45 (forty-nine dollars and forty-five cents) per Security, in cash (the “Offer Price”), without interest thereon, less any required withholding taxes and, if applicable, any Distributions, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer” ). The U.S. Offer is being made in conjunction and simultaneously with an offer by Purchaser in Argentina for all outstanding Shares (but not ADSs) (whether or not held by U.S. Persons) (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”). The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to amend the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions. See “THE U.S. OFFER — Section 15. Conditions of the U.S. Offer” in the U.S. Offer to Purchase.

We are (or our nominee is) the holder of record of ADSs held by us for your account. A tender of the Shares underlying such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares underlying ADSs held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares underlying the ADSs held by us for your account through the U.S. Receiving Agent, pursuant to the terms and subject to the conditions set forth in the Offer Documents.

The enclosed Instruction Form cannot be used to tender Shares, except insofar as Shares are represented by ADSs. If you hold Shares that are not represented by ADSs, you can only tender such Shares into the U.S. Offer or the Argentine Offer by following the instructions in the Offer Documents. See Instruction 10 of the Letter of Transmittal.

Please note the following:

1. In order to participate in the tender offer, holders of ADSs may tender the Shares underlying their ADSs through The Bank of New York Mellon, as “U.S. Receiving Agent”, in accordance with the instructions set forth in the Offer Documents. As an alternative to tendering the Shares underlying its ADSs through the U.S. Receiving Agent, an ADS holder may also surrender its ADSs to The Bank of New York Mellon, as ADS depositary, withdraw the Shares underlying the ADSs from the ADS program and participate directly in the U.S. Offer or the Argentine Offer as a holder of Shares, allowing sufficient time to complete all necessary steps and make all required arrangements. See “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of Shares” in the U.S. Offer to Purchase.

2. After purchase by the Bidders of the Shares represented by ADSs tendered through the U.S. Receiving Agent and receipt by U.S. Receiving Agent of payment of the consideration for those Shares, the U.S. Receiving Agent will pay to the applicable holders of ADSs the Offer Price, settled in U.S. dollars, in cash, without interest thereon and less any required fees and expenses (See “THE U.S. OFFER — Section 17. Fees and Expenses” in the U.S. Offer to Purchase) and withholding taxes (See “THE U.S. OFFER — Section 17. Certain Tax Considerations” in the U.S. Offer to Purchase) and, if applicable, any Distributions. The ADS cancellation fee is payable to The Bank of New York Mellon, as depositary under the deposit agreement governing YPF’s ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing Shares purchased in the tender offer. ADS holders will receive the Offer Price for Shares represented by ADSs purchased in the U.S. Offer by means of delivery of funds to the account indicated or, in the case of ADSs held through The Depository Trust Company (“DTC”), by means of delivery of funds to the account maintained at DTC by the tendering participant.

3. U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 12 of the Letter of Transmittal.

4. Any holder of ADSs that wishes to tender Shares underlying ADSs through the U.S. Receiving Agent must do so no later than the Expiration Time on the Expiration Date or the New Expiration Date, as applicable. See “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of ADSs” in the U.S. Offer to Purchase.

5. In order to participate in the U.S. Offer through the U.S. Receiving Agent, the following must be delivered to the U.S. Receiving Agent prior to the ADS Expiration Time on the Expiration Date: (a) American Depositary Receipts (“ADRs”) evidencing the tendered ADSs and the enclosed Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or (b) in the case of a book-entry transfer through DTC, an Agent’s Message (as defined in the Letter of Transmittal), in each case together with any other documents required by the U.S. Receiving Agent and in accordance with the instructions set forth in the Letter of Transmittal.

If you wish to have us tender any or all of the Shares underlying ADSs held by us for your account through the U.S. Receiving Agent, please so instruct us by completing, executing, detaching and returning to us the Instruction Form enclosed herein. If you authorize the tender of the Shares underlying your ADSs, the Shares underlying all such ADSs will be tendered unless otherwise specified below. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER THROUGH THE U.S. RECEIVING AGENT ON YOUR BEHALF PRIOR THE EXPIRATION TIME ON THE EXPIRATION DATE OR THE NEW EXPIRATION DATE, AS APPLICABLE.

The U.S. Offer is made solely by the U.S. Offer to Purchase and the related Letter of Transmittal. The Bidders are not aware of any jurisdiction where the making of the U.S. Offer would not be in compliance with the laws of that jurisdiction. If the Bidders become aware of any jurisdiction in which the making of the U.S. Offer would not be in compliance with applicable law, the Bidders will make a good faith effort to comply with any such law. If, after such good faith effort, the Bidders cannot comply with any such law, the U.S. Offer will not be made to (nor will elections to tender Shares be accepted from or on behalf of) the holders of Shares, and holders of ADSs representing Shares, in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of the Bidders by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form

The undersigned acknowledge(s) receipt of your letter and the U.S. Offer to Purchase dated September 11, 2008, and the related Letter of Transmittal in connection with the U.S. Offer.

This will instruct you to tender through The Bank of New York Mellon, as U.S. Receiving Agent, the number of Shares underlying the ADSs indicated below (or if no number is indicated below, all the Shares underlying the ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related Letter of Transmittal.

Dated: , 2008	Number of ADSs representing Shares to be tendered*

Signature(s)

Please Print Name(s)

Address(es)

Area Code and Tel. No.

Social Security No.

*	Unless otherwise indicated, it will be assumed that the Shares underlying all your ADSs are to be tendered.

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